Exhibit 14.1

Code of Ethics

EFFECTIVE DATE: JUNE 7, 2007 (REVISED August 7, 2012)

INTRODUCTION

The purpose of the Code of Ethics (the “Code”) is to deter wrongdoing and promote ethical conduct. inContact’s Code of Ethics helps maintain the standards of business conduct and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002, and the SEC rules promulgated there under. The matters covered in this Code are of the utmost importance to the Company, our shareholders and our business partners. Further, these are essential so that we can conduct our business in accordance with our business values. The Code is applicable to all employees (nationally and internationally), and also to the Board of Directors. Furthermore, the Company expects contractors, consultants, agents, representatives and others conducting business with, or on behalf, of the Company to conform to the standards requirements set forth in the Code for Company employees. Nothing in this Code of Ethics shall be construed to deem the relationship of consultant or contract worker to inContact as anything except an independent contractor to inContact.

Ethical business conduct is critical to our business. Accordingly, all employees are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with: all applicable laws; rules and regulations; any code of conduct the Company may adopt from time to time; and all applicable policies and procedures adopted by the Company that govern the conduct of its employees.

Because the principles described in this Code are general in nature, questions about specific matters or issues should be directed to the CEO, CFO, or Chairman of the Company’s Audit Committee.

Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written), creates or implies an employment contract or term of employment.

Employees are required at the time of employment to acknowledge that they have received, read and understood, and agree to comply with, the Code.

HONEST AND ETHICAL CONDUCT

We expect all employees to act in accordance with the highest standards of personal and professional integrity, honesty and ethical conduct, while working on the Company’s premises, at offsite locations where the Company’s business is being conducted, at Company sponsored business and social events, or at any other place where employees are representing the Company. Regardless of your position, you are an ambassador of inContact and should behave accordingly.

We consider honest conduct to be conduct that is free from fraud, deception or theft. We consider ethical conduct to be conduct conforming to the accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices.

CONFLICTS OF INTEREST

An employee’s duty to the Company demands that he or she avoids and discloses actual and apparent conflicts of interest. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

A.	Employment/ Outside Employment. In consideration of employment with the Company, employees who are employed by the Company on a full time basis are expected to devote their full attention to the business interests of the Company. All employees are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company, or is otherwise in conflict with or prejudicial to the Company.

Our policy is to prohibit all employees from taking simultaneous employment with suppliers, customers, developers or competitors of the Company or from taking part in any activity that enhances or supports a competitor’s position. Additionally, employees must disclose to the Company’s Audit Committee, any interest that they have that may conflict with the business of the Company.

B.	Acceptance of gifts, payment or commissions. As the general rule, employees can accept a gift from non-governmental customers, suppliers or business partners if it is unsolicited, inexpensive and not given to influence your judgment. Otherwise, an employee should decline the gift and explain the Company’s policy to the gift-giver. Employees should consult their supervisor if there is any question about a gift. Employees may provide reasonable (not lavish) entertainment and meals to non-governmental customers, suppliers or other business partners, provided that the entertainment is related to a proper business purpose, that it is not being offered to influence the recipient’s business decision, and that it is permitted under applicable laws, regulations, and rules. Similarly, employees should consult their supervisor before accepting an invitation for entertainment that seems lavish or excessive. Gifts and entertainment for officials and employees of governments, whether in the U.S. or elsewhere, are highly regulated and often prohibited. It is the Company's policy that employees and agents should never provide government officials with gifts, entertainment or meals, or cover travel-related expenses of those officials, without satisfying all applicable Company policies and procedures for those types of payments. The Company has developed more detailed guidelines on the application of this policy, which the Company may change from time to time as it gains experience with the application of this policy to specific circumstances. inContact employees are required to familiarize themselves with the guidelines, and a violation of those guidelines will be treated as a violation of this policy.

C.	Business interests. If an employee is considering investing in any customer, supplier, developer or competitor of the Company, he or she must first take care to ensure that these investments do not compromise their responsibilities to the Company.

Our policy is that employees should not hold an ownership interest (of stock, partnership interests, etc.) in any customer, supplier, developer or competitor of the Company in excess of 5% in a publicly traded entity or, in the case of a non-public entity, having a fair market value in excess of $25,000, unless such interest is demonstrably not material.

It is our policy that approval be obtained from the Company’s Audit Committee prior to making an investment exceeding the foregoing limits. Many factors should be considered when determining whether a conflict exists, including the size and nature of the investment; the employee’s ability to influence the Company’s decisions; his or her access to confidential information of the Company or the other company; and the nature of the relationship between the Company and the other company.

D.	Related parties. Employees should avoid conducting Company business with a relative or with a business in which a relative is associated in any significant role and should be careful not to disclose confidential or proprietary information. Employees should refrain from purchasing or offering services to a firm owned or controlled by an officer, director, employee, or his/her family. Relatives are defined as spouse, siblings, children, parents, grandparents, grandchildren, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Further, the Company prohibits employment of such individuals in position that have financial dependence or influence (e.g. an auditing or control relationship or a supervisor / subordinate relationship).

E.	Ownership in a client or supplier. Employees should refrain from ownership or substantial interest in a competitor, client or supplier.

F.	Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Employees must first obtain approval from the Company’s Corporate Governance and Nominating Committee prior to accepting a directorship.

G.	Corporate Opportunities. Employees may not exploit for their own personal gain, opportunities that are discovered through the use of corporate property, information or position, unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

H.	Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts, please contact the CEO, CFO or the Chairman of the Audit Committee or report the violation using the company’s whistle blowing site.

Employees are under a continuing obligation to disclose any situation that may present a conflict of interest between an officer, director, or employee and inContact. Disclosure of any potential conflict is required to remain in full compliance with this policy. If a proposed transaction or situation raises any questions or doubts, employees must consult the CEO or CFO or, in the case of the CEO or CFO, the Chairman of the Audit Committee.

COMPLIANCE WITH GOVERNMENTAL LAWS, RULES AND REGULATIONS

Employees must comply with all applicable governmental laws, rules and regulations when conducting business. Employees should compete fairly and ethically for all business opportunities. In situations where there is reason to believe that the release or receipt of non-public information is unauthorized, employees should not attempt to obtain or accept such information.

We acknowledge and respect the diverse cultures, customs, and business practices we encounter in the global marketplace. Employees must comply with applicable U.S. international laws, and local laws, rules and regulations of countries wherever we do business. Employees must be familiar with the all laws that impact their work, whether in their direct, or supervisory, capacity. Cultural differences or local laws and customs may require a different interpretation of this Code, or may conflict with U.S. law. If either of these situations arises, employees must seek advice from their supervisor or the Audit Committee before taking any action.

Employees have a responsibility to abide by law designed to promote free and fair competition. Generally, these laws prohibit: (i) arrangements with competitors that restrain trade in some way, (ii) abuse of intellectual property, and (iii) use of market power to unfairly disadvantage competitors. Employees have a responsibility to avoid the appearance of impropriety regarding these laws. Employees must notify their supervisor or the Audit Committee if they suspect anyone in the Company is violating competition laws.

Employees must also comply with all applicable trade restrictions and boycotts imposed by the U.S. government. Such restrictions may prohibit the Company from engaging in business activities with specified countries, individuals, or entities. The Company, and employees, must also abide by U.S. anti-boycott laws that prohibit companies from participating in any international boycott not sanctioned by the U.S. government.

Employees have a responsibility to avoid even the appearance of speculative or insider trading activities. Inside information is typically described as pending company transactions, corporate finance activity, mergers or acquisitions, unannounced earnings and financial results or other significant developments affecting the Company. inContact employees are required to familiarize themselves with, and comply with the Company’s Insider Trading and Black-out Policy, as published on the corporate intranet site. Noncompliance with the Insider Trading and Black-out Policy or otherwise using nonpublic information to buy or sell stock, or to pass it along to others so that they may do so, will be treated as a violation of the Code of Ethics.

Employees are expected to acquire appropriate knowledge of the legal requirements relating to their duties sufficient to enable them to recognize potential dangers, and to know when to seek advice from their supervisor or the Audit Committee. Violations of applicable governmental laws, rules and regulations may subject employees to individual criminal or civil liability, as well as to disciplinary action by the Company.

BRIBERY POLICY

We aim to ensure that our business activities are conducted in a fair, honest, and ethical manner. Employees are expected to uphold all laws relevant to countering bribery and corruption in all the jurisdictions in which the Company operates. Bribery of public officials in the U.S. and abroad is illegal under both U.S. law and the local law of the countries in which inContact operates. This includes offering or giving anything of value to a government official, or third parties expected to pass to government officials, for the purpose of obtaining or retaining business, or to secure any improper advantage. This is true even in countries where it seems that payments to government officials are a normal part of doing business. We take a zero-tolerance approach to any form of corruption. The Company’s zero-tolerance approach encompasses not just its internal systems and process, but all of its dealings with external parties wherever they may be based.

In the course of any of the Company’s business activities, the Company does not endorse any form of fraud or corruption by employees. We fully endorse all applicable anti-bribery legislation, including the US Foreign Corrupt Practices Act and the UK Bribery Act 2010, which applies to the Company’s business activities.

PROTECTION OF COMPANY ASSETS

Employees have a responsibility to ensure the protection and safeguarding of Company assets and proprietary information including but not limited to: customer information, agent information, unreleased product developments or technologies, trade secrets, financial information, operational databases, network security, computer equipment, furniture, etc. Employees should always use Company property in accordance with the corporate policy and should make every effort not to waste, abuse, or jeopardize the value of the asset. Without specific authorization, no employee may take, loan, sell, damage, dispose or make available company property or proprietary information for personal or non-company purposes.

Before sharing critical company information with outside parties, employees should evaluate whether a Non-Disclosure Agreement should be completed before proceeding so as to protect the Company’s information from unauthorized use.

DOCUMENT MAINTENANCE AND RETENTION

Employees should make every effort possible to maintain and retain preservation of financial records and agreements in accordance with the Company’s Documentation Retention Policy retention periods. Financial information should be electrically archived and accessible where possible and properly stored and labeled. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.

Employees should take proper care to properly dispose of working customer lists, collection information, development documentation, product information, unpublished financial information, etc. If you are unsure whether a document should be maintained and stored or disposed of, please contact either your direct supervisor or the Compliance Department.

VIOLATIONS OF THE CODE

Employees should be alert to possible violations and report such violations to the Internal Control Officer, CEO, or CFO, or in the case of the CEO or CFO, the Chairman of the Audit Committee, or through the whistle blowing services. Employee will be expected to cooperate in any internal or external investigations of possible violations. Reprisal, threat, retribution or retaliation against any person who has, in good faith, reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Actual violations of law, this Code, or other Company policies or procedures should be promptly reported to Internal Control Officer, CEO, or CFO or in the case of the CEO or CFO, the Chairman of the Audit Committee.

The Company will take appropriate action against any employee whose actions are found to violate the Code or any other policy of the Company. Disciplinary actions may include immediate termination of employment at the Company’s sole discretion. In rare cases, a business case for non-compliance can be established; in all such cases the non-compliance situation must be approved in advance through a risk acceptance process. This process requires a risk acceptance memo from the CEO or CFO, or in case of an officer, by the Audit Committee.

Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

If you have any questions or concerns, please call:

Your Supervisor,

or

Your Human Resources representative,

or

Anonymously report your concerns though the whistleblower website that you can access through our website at www.incontact.com.

or

Call the whistleblower hotlines toll free number to report your concerns at 1-877-314-3996.

The Guideline is one way for employees, vendors, suppliers, customers, and others to report 1) questionable activities—including questionable accounting or auditing matters; 2) complaints regarding the Company's accounting, internal accounting controls or auditing matters; or 3) to ask for guidance on any work-related issues, or to make the Company aware of any suspected unethical or illegal conduct, or violation at the Company.

The whistleblower hotline and website can be accessed or called any time, day or night, as it is available 24 hours a day, 365 days a year. The Company strictly prohibits any form of retaliation against anyone who reports any suspected wrongful conduct to the Company or any governmental agency. Reports are accepted anonymously, and the confidentiality of all reports will be maintained to the extent possible.

DISCLOSURE TO THE SEC AND THE PUBLIC

Our policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications. Accordingly, our officers must ensure that they and others in the Company comply with our disclosure controls and procedures, and our internal controls for financial reporting.

WAIVERS AND AMENDMENTS OF THE CODE

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing and be available for employees to review. Changes will be posted on the Company’s website and in applicable regulatory filings pursuant to applicable laws and regulations, together with details about the nature of the amendment or waiver. Any waiver of any provision of these standards for employees other than our CEO, CFO or a director must be approved by both the CEO and CFO, and if required by law, publicly disclosed. Any waiver for our CEO, CFO, or a director may be made only by the Board of Directors or a committee of the Board, and must be promptly disclosed to the Company's shareholders as required by applicable law or securities exchange regulations.